Exhibit 10.49

Certain information has been omitted from this exhibit in places marked “[***] because it contains personally identifiable information omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

Amendment to Employment Agreement

This Amendment to Employment Agreement (“Amendment”) is effective as of January 1, 2024 (the “Effective Date”), and it amends portions of the Employment Agreement entered into by and between Nuburu, Inc., a Delaware corporation (the “Company”), and Brian Faircloth, an individual residing […] (“Employment Agreement”).

WHEREAS, the Parties desire for the Executive to continue serving as the Company’s Chief Operating Officer, but wish to modify some of the terms and conditions of the Executive’s continuing employment;

WHEREAS, this Agreement amends only those portions of the Employment Agreement as expressly set forth below, with the remaining provisions of the Employment Agreement unchanged;

NOW, THEREFORE, in consideration of the promises and the mutual covenants and obligations hereinafter set forth, including but not limited to the Executive’s continued employment with the Company, the Company and the Executive hereby agree as follows:

1.
Employment; Employment Period.

The Employment Period in Section 1(a) of the Employment Agreement shall be the period of time during which the Executive is employed by the Company as Chief Operating Officer, subject to termination as set forth in the Employment Agreement. For the avoidance of doubt, the Executive is employed on an at-will basis. Any references to expiration of the Employment Agreement, whether in Section 1(a) or any other Section of the Employment Agreement, are eliminated, and superseded and replaced by this Amendment.

Subsection 1(d) in the Employment Agreement is deleted in its entirety, and replaced with the following language: Any termination of the Executive’s employment (regardless of which Party initiated the termination, or the reason(s) or lack thereof) shall constitute an automatic resignation of the Executive as an officer of the Company, if applicable, and each affiliate of the Company, if any, an automatic resignation of the Executive from the Board of Directors and from the board of directors or similar governing body of any affiliate of the Company, if any, and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company or any affiliate, if any, holds an equity interest and with respect to which board or similar governing body the Executive serves as the Company’s or such affiliate’s designee or other representative, as well as an automatic resignation of any other position, title or responsibility the Executive has with the Company or any of the foregoing. For purposes of this Agreement, the term “Remaining Employment Period” shall mean the Post-Employment Period (as defined below).

A new Subsection 1(e) is added: Termination of this Agreement and the employment relationship shall not affect any right or obligation of any Party which is accrued or vested prior to such termination, nor shall termination of the employment relationship impact any post-employment obligations under this Agreement.

4. Executive Benefit Plans and Programs; Working Facilities and Expenses.

Section 4(a) is replaced with the following language: The Executive shall be entitled to accrue and use up to twenty-five (25) days of paid vacation time annually during the Employment Period subject to the Company’s policies and practices concerning paid vacation time. The Executive may also be eligible to receive paid time off for certain holidays, consistent with the Company’s holiday pay policy. Once the Executive accrues twenty-five (25) days of paid vacation, no further vacation will accrue until the Executive’s balance falls below (25) days cap. The Executive shall also be entitled to paid sick leave in accordance with the Company’s policies and applicable law. The Executive may be eligible to receive certain other benefits, pursuant to Company policy and applicable law.

5. Termination of Employment with Company Liability.

The Section 5 heading shall be replaced with: Termination of Employment with Severance Benefit.

Section 5(a)(iii) shall be replaced with the following language: his earned but unpaid Base Salary and any other earned, vested, and determinable compensation (if any), and accrued but unused vacation time, if applicable, as of the date of the termination of his employment with the Company.

The Company shall pay the Executive the amounts set forth in Section 5(a)(iii) – (v) upon the Executive’s separation from the Company, regardless of the reason for the separation and regardless of whether the Executive executes a release.

In addition, and subject to Section 7(a) (as set forth below), the amount of severance, as referenced in Section 5(a)(vi) and (vii) shall be replaced with: (vi) Severance, consisting of: (a) pay at the rate of the Executive’s Base Salary then in effect, payable monthly, for a period of twelve (12) months following the date on which the Executive’s employment with the Company terminates (the “Termination Date”) (the “Post Employment Period”), and (b) the gross amount it will cost the Executive to maintain continued health, dental, vision, and medical benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the Post-Employment Period based on the level of coverage, if any, in place on the date the Executive’s employment is terminated, regardless of whether the Executive elects such coverage via COBRA.

Section 5(b) is replaced with the following language: In the event that the Executive’s employment with the Company terminates during the Employment Period on account of the Executive’s death, the Company shall pay to the Executive’s surviving spouse or such other beneficiary as the Executive may designate in writing, or if there is neither, to the Executive’s estate, in addition to any other benefits to which the Executive (or the legal representative of the Executive’s estate, as applicable) is then entitled under the Company’s applicable benefit plans and programs, in a lump sum within thirty (30) days following the date of the Executive’s death, the Executive’s earned but unpaid salary as of the date of Executive’s death, and, subject to Section 7(a) (as amended), severance pay with an aggregate value equal to the sum of six (6) months of the Executive’s Base Salary at the rate in effect on the date of Executive’s death.

In the event that the Company terminates Executive’s employment with the Company during the Employment Period due to the Executive’s Disability, the Company shall pay to the Executive, in addition to any other benefits to which he is then entitled under the Company’s applicable benefit plans and programs, (i) in a lump sum within thirty (30) days of the date of such termination due to Disability, the Executive’s earned but unpaid salary as of the date of the termination of the Executive’s employment with the Company, and (ii) subject to Section 7(a) (as amended), severance pay with an aggregate value equal to the sum of six (6) months of the Executive’s Base Salary at the rate in effect on the date of such termination for Disability, payable in equal monthly installments through the Post-Employment Period. For purposes of this Agreement, “Disability” means the Executive’s total and permanent disability within the meaning of the Company’s long-term disability plan for employees, if any, or if no such policy is available, any physical or mental disability or incapacity that renders the Executive incapable of performing the services required of the Executive, with or without reasonable accommodations as may be required by law, in accordance with the Executive’s obligations under Section 2 hereof for a period of one hundred and twenty (120) consecutive days or more, or for non-consecutive days totaling one hundred eighty (180) days or more during any three-hundred-and-sixty-five (365) day period.

7. Conditions to Receipt of Severance.

A new subsection (a) is added to Section 7:

(a)
Separation Agreement and Release of Claims. The receipt of any severance and other benefits pursuant to Section 5(a)(vi) and (vii) (as amended) will be subject to the Executive (or an authorized representative of the Executive’s estate, if applicable) signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the date of termination of the Executive’s employment with the Company (such deadline, the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, the Executive will forfeit any rights to severance or benefits under Section 5(a)(vi) and (vii) of this Agreement. In no event will severance payments or benefits under Section 5(a)(vi) and (vii) be paid or provided until the Release becomes effective and irrevocable. Except as required by Section 7(b), any installment payments that would have been made to the Executive during the sixty (60) day period immediately following the termination of Executive’s employment with the Company but for the preceding sentence will be paid to the Executive on the sixtieth (60th) day following the termination of the Executive’s employment with the Company and the remaining payments will be made as provided in the Agreement.

10. Dispute Resolution.

Section 10 is amended as follows: The parties shall equally split the expenses of the arbitrator and the AAA, unless otherwise prohibited by law, in which case the Company shall bear the costs of arbitration (i.e., the fees charged by the AAA and the arbitrator). Further, the arbitrator shall be required to submit a written statement of findings and conclusions within ninety (90) days after the later of the conclusion of the arbitration hearing or the submission of a transcript of the proceedings, if the proceedings were transcribed.

12. Permitted Communications.

Subsection 12 shall be superseded and replaced in its entirety by the following language: Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Nothing herein prohibits or restricts the Executive (or the Executive’s attorney) from communicating with, responding to an inquiry or subpoena from, filing a charge or complaint with, providing testimony before, or otherwise cooperating with any federal, state, or local regulatory authority or administrative agency, including, without limitation, the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the National Labor Relations Board, the Colorado Civil Rights Division, in connection with the authority or agency’s investigation of unlawful activities in the workplace. Additionally, nothing in this Agreement limits Executive’s right to seek confidential legal advice. Further, nothing in this Agreement limits the Executive’s right to disclose or discuss, either orally or in writing, any alleged discriminatory or unfair employment practice. The Parties acknowledge and agree that this Agreement complies with all applicable local, state, and federal laws that protect the right to disclose information about unlawful conduct in the workplace. Notwithstanding the foregoing, in making any authorized disclosures or communications, Executive is not permitted to disclose the Company’s attorney-client privileged communications or attorney work product. The Executive understands that, in accordance with the Defend Trade Secrets Act of 2016, an individual cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official (either directly or indirectly), or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive understands that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in a court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to a court order.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Executive and the Company have executed this Amendment, effective as of the day and year first above written; except as expressly modified above, the remainder of the Employment Agreement remains unchanged and in full effect.

Executive

Name (printed):___________________________________

Signature:_______________________________________

Date:___________________________________________

Nuburu, Inc.

Name and Title: Brian Knaley, Chief Executive Officer

Signature: ______________________________________

Date:__________________________________________

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